UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Rockwood Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

774415103

(CUSIP Number)

December 31, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Millennium Fund L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates Millennium L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Millennium GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR European Fund, Limited Partnership
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Alberta, Canada
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates Europe, Limited Partnership
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Alberta, Canada
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Europe Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Fund Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Fund Holdings GP Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Group Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Group Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR & Co. L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Management LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Associates 1996 L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR 1996 GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person KKR Partners III, L.P. (Series F)
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 774415103
(1)	Name of Reporting Person KKR III GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 774415103
(1)	Name of Reporting Person Aurora Investments II, LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power 89,771
(6) Shared Voting Power -0-
(7) Sole Dispositive Power 89,771
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 89,771
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.1%*
(12)	Type of Reporting Person (See Instructions) OO

*	The calculation of the foregoing percentage is based on 78,320,527 shares of common stock outstanding as of November 16, 2012, as disclosed in the Prospectus Supplement filed by Rockwood Holdings, Inc. with the Securities and Exchange Commission on November 16, 2012.

CUSIP No. 774415103
(1)	Name of Reporting Person Henry R. Kravis
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 126,467
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 126,467
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 126,467
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.2%*
(12)	Type of Reporting Person (See Instructions) IN

*	The calculation of the foregoing percentage is based on 78,320,527 shares of common stock outstanding as of November 16, 2012, as disclosed in the Prospectus Supplement filed by Rockwood Holdings, Inc. with the Securities and Exchange Commission on November 16, 2012.

CUSIP No. 774415103
(1)	Name of Reporting Person George R. Roberts
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of shares beneficially owned by each reporting person with	(5) Sole Voting Power -0-
(6) Shared Voting Power 89,771
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power 89,771
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 89,771
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.1%*
(12)	Type of Reporting Person (See Instructions) IN

*	The calculation of the foregoing percentage is based on 78,320,527 shares of common stock outstanding as of November 16, 2012, as disclosed in the Prospectus Supplement filed by Rockwood Holdings, Inc. with the Securities and Exchange Commission on November 16, 2012.

Item 1.
(a)	Name of Issuer.

Rockwood Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices.

100 Overlook Center

Princeton, NJ 08540

Item 2.
(a)	Name of Persons Filing.

KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR European Fund, Limited Partnership

KKR Associates Europe, Limited Partnership

KKR Europe Limited

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

KKR Associates 1996 L.P.

KKR 1996 GP LLC

KKR Partners III, L.P. (Series F)

KKR III GP LLC

Aurora Investments II, LLC

Henry R. Kravis

George R. Roberts

(b)	Address of Principal Business Office, or, if None, Residence.

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

(c)	Citizenship.

See Item 4 of each cover page.

(d)	Title of Class of Securities.

Common stock, $0.01 par value per share (“Common Stock”).

(e)	CUSIP Number.

774415103

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See Item 9 of each cover page

(b)	Percent of class: See Item 11 of each cover page.

The percentages of beneficial ownership are based on 78,320,527 shares of Common Stock outstanding as of November 16, 2012, as disclosed in the Prospectus Supplement filed by Rockwood Holdings, Inc. with the Securities and Exchange Commission on November 16, 2012.

(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or less of a class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2013

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for George R. Roberts, Manager

KKR EUROPEAN FUND, LIMITED PARTNERSHIP

By:	KKR Associates Europe, Limited Partnership, its general partner

By:	KKR Europe Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES EUROPE, LIMITED PARTNERSHIP

By:	KKR Europe Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR EUROPE LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P.

By:	KKR Fund Holdings GP Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR ASSOCIATES 1996 L.P.

By:	KKR 1996 GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR 1996 GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR PARTNERS III, L.P. (Series F)

By:	KKR III GP LLC, its general partner

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

KKR III GP LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for William J. Janetschek, Member

AURORA INVESTMENTS II, LLC

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact for Henry R. Kravis, Managing Member

HENRY R. KRAVIS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Richard J. Kreider
Name: Richard J. Kreider
Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Title

1	Joint Filing Agreement, dated February 14, 2013